Exhibit 99.1

CONNECTONE BANCORP, INC.

ANNOUNCES CLOSING OF $44.8 MILLION INITIAL PUBLIC OFFERING

Englewood Cliffs, New Jersey, February 15, 2013 (PRNEWSWIRE) - ConnectOne Bancorp, Inc. (NASDAQ: CNOB), formerly known as North Jersey Community Bancorp, Inc. (“ConnectOne”), the holding company for ConnectOne Bank (formerly known as North Jersey Community Bank), announced today the closing of its previously announced initial public offering of 1,600,000 shares of common stock at $28.00 per share resulting in aggregate gross proceeds of $44.8 million. The shares issued today do not include up to 240,000 shares which may be purchased by the underwriters within 30 days pursuant to their overallotment option granted by ConnectOne. The net proceeds of the offering, after deducting estimated underwriting discounts and offering expenses, were approximately $41.5 million.

Stifel, Nicolaus & Company, Incorporated served as the sole book-running manager for the offering, Keefe, Bruyette & Woods, Inc. served as lead manager and Sandler O’Neill & Partners, L.P. served as co-manager.

“We are very pleased by the investor receptivity to this offering which acknowledges the unique opportunities available to ConnectOne in our market area,” said Frank Sorrentino III, Chairman & CEO of ConnectOne. “We believe the completion of this offering, together with our exceptional “client-first” culture and continued commitment to convenience through use of an advanced technology infrastructure will enhance our position as a better place to be for our customers, community, employees and shareholders.”

About ConnectOne Bancorp, Inc.

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, that was formed in 2008 to serve as the holding company for ConnectOne Bank (“the Bank”). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its seven other banking offices.

Forward Looking Statements

This press release includes “forward-looking” statements related to ConnectOne Bancorp, Inc. (“ConnectOne”) that can generally be identified as describing ConnectOne’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect ConnectOne’s future results, please see ConnectOne’s prospectus filed as part of a Registration Statement on Form S-1.

Contact:

William S. Burns, EVP & CFO

bburns@cnob.com

(201) 816-4474

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